Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of January 1, 2009 (the “Effective Date”) by and between Kensey Nash Corporation, a Delaware corporation (the “Company”), and Todd M. DeWitt (“Executive”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in Exhibit C.

WHEREAS, the Company and Executive entered into that certain employment agreement dated as of January 1, 2007 (the “Initial Agreement”);

WHEREAS, the Company and Executive desire to amend and restate such employment agreement as set forth herein, primarily for the purpose of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company wishes to continue to retain Executive as an executive employee, and Executive wishes to remain employed by the Company in such capacity, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company engages and employs Executive in an executive capacity and Executive accepts such employment and agrees to act as an employee of the Company in accordance with the terms of employment hereinafter specified. Executive shall hold the office of Vice President of Biomaterials and shall, subject to the direction and supervision of the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”), (a) have the responsibilities and authority customarily associated with such office, and (b) perform such other duties and responsibilities as the CEO and the COO shall from time to time assign to him. Executive agrees to diligently and faithfully serve the Company and to devote his best efforts, his full business time and his highest talents and skills to the furtherance and success of the Company’s business.

2. COMPENSATION. As full and complete compensation to Executive for all services to be rendered by Executive hereunder, the Company shall pay Executive as follows:

(a) The Company shall, during the Employment Term (as defined in Paragraph 3(a)), pay or cause to be paid to Executive a base salary at the rate of $192,000 per annum, or Executive’s most recent per annum base salary, whichever is greater (the “Base Salary”). Such Base Salary shall be paid in periodic installments at the discretion of the Company (but not less frequently than monthly) in accordance with the Company’s normal mode of executive salary payment.

(b) The Company may, during the Employment Term (as defined in Paragraph 3(a)), pay or cause to be paid to Executive an annual cash bonus not to exceed 60% of Executive’s Base Salary for the applicable Performance Period. Such annual cash bonus, if any, shall be paid following the end of the applicable Performance Period, but in no event shall such annual cash bonus be paid later than March 15 following the calendar year in which the applicable Performance Period ends (e.g., the annual cash bonus for the Performance Period ending June 30, 2009 must be paid no later than March 15, 2010). The amount of Executive’s cash bonus will be determined on an annual basis, in connection with the applicable Company bonus compensation plan (a “Bonus Plan”) and based upon specified goals and objectives, at the discretion of the Board/Company’s Compensation Committee. In addition, Restricted Stock, Stock Options and other equity-based awards may be awarded to Executive in accordance with the applicable Company incentive compensation plan (an “Incentive Plan”).

3. TERM OF EMPLOYMENT; SEVERANCE.

(a) The term of Executive’s employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall expire on the earliest to occur of the following dates: (i) two (2) years after such date; (ii) the effective date of Executive’s termination of employment by the Company, including any termination by the Company for Cause; (iii) the effective date of Executive’s termination of employment due to his Retirement or resignation, including, but not limited to, a termination by Executive for Good Reason following a Change in Control; and (iv) the date of Executive’s death; provided, however, that the Employment Term may be extended in additional one (1) year increments prior to its expiration by mutual written agreement of the parties hereto. Any such extension shall also be referred to in this Agreement as the Employment Term. In the event that the Employment Term expires due to non-renewal of this Agreement and Executive’s employment with the Company continues, such employment shall be at-will; provided, however, that Executive’s obligations under Paragraphs 6 through 10 hereof shall continue in full force and effect.

(b) Termination of Executive’s employment pursuant to this Agreement, voluntary termination of employment or non-renewal of this Agreement shall not constitute a waiver of any of Executive’s obligations hereunder that survive termination hereof, including without limitation those arising under Paragraphs 6 through 10 inclusive hereof.

(c) In the event Executive’s employment is terminated by the Company without Cause prior to a Change in Control during the Employment Term, the Company shall pay to Executive on the terms described below a severance fee equal to the greater of (x) any amount of Base Salary remaining until the second anniversary of the Effective Date and a payment equal to one Estimated Bonus for each year of the original two-year Employment Term for which Executive has not yet received such a bonus payment and to which Executive would otherwise be entitled but for such termination, or (y) twelve (12) months worth of Executive’s Base Salary and a payment equal to one Estimated Bonus. Such severance fee shall be paid (subject to the proviso below) in a lump sum cash payment within sixty (60) days following the Termination Date, subject to Executive executing, returning to the Company and not revoking a Release Agreement and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Executive’s Termination Date. Additionally, Executive shall continue to be eligible to receive those severance fringe benefits enumerated in Exhibit B hereof (the “Continuation Benefits”) (subject to Paragraph 3(i)) for a period of time up to the second anniversary of the Effective Date (i.e., the remainder of the original two-year Employment Term) or twelve (12)

months, whichever is longer following Executive’s Termination Date; provided, however, that such Continuation Benefits must constitute COBRA Continuation Coverage in order for Executive to be eligible to receive such Continuation Benefits.

In addition, subject to the terms of the applicable Incentive Plan, upon the termination of Executive’s employment by the Company without Cause during the Employment Term, all of Executive’s Stock Options and Restricted Stock shall immediately vest and such Stock Options shall remain exercisable for a period of one (1) year from Executive’s Termination Date (the “Extended Exercise Period”); provided, however, the Extended Exercise Period shall not be extended beyond the original term of the Stock Option provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s outstanding and unexercised Stock Options shall be immediately cancelled.

(d) In the event Executive’s employment is terminated either by the Company with Cause or by Executive other than for reasons provided in Paragraph 3(e) below during the Employment Term, the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment following the Termination Date, except for (i) the payment of Executive’s Base Salary accrued through the Termination Date, and (ii) in the case of Executive’s termination due to Retirement, the provisions of Paragraph 3(h), if applicable.

(e) In the event, upon or following a Change in Control, the Company terminates Executive’s employment for a reason other than Cause or Executive quits his employment with the Company for Good Reason during the Employment Term, the Company shall pay to Executive on the terms described below a severance fee equal to the greater of (x) the amount Executive would be entitled to receive under Paragraph 3(c) of this Agreement for a termination without Cause, or (y) the sum of (A) one and one half (1 1/2) times his regular Base Salary or one and one half (1 1/2) times his most recent per annum Base Salary, whichever is greater, and (B) a payment in an amount equal to one and one half (1 1/2 ) times an Estimated Bonus. Such severance fee shall be paid (subject to the proviso below) in a lump sum cash payment within sixty (60) days following the Termination Date, subject to Executive executing, returning to the Company and not revoking a Release Agreement, and such Release Agreement becoming effective and irrevocable, no later than fifty-five (55) days following Executive’s Termination Date.

Additionally, Executive shall continue to be eligible to receive the Continuation Benefits (subject to Paragraph 3(i)) for a period of up to twenty-four (24) months following Executive’s Termination Date; provided, however, that such Continuation Benefits must constitute COBRA Continuation Coverage in order for Executive to be eligible to receive such Continuation Benefits.

In addition, subject to the terms of the applicable Incentive Plan, upon a Change in Control that occurs during the Employment Term, vesting of all unvested Stock Options granted and Restricted Stock awarded to Executive shall accelerate such that Executive shall be immediately one hundred percent (100%) vested in all equity awarded. Upon or following a Change in Control, subject to the terms of the applicable Incentive Plan, in the event of Executive’s termination without Cause or Executive’s resignation for Good Reason during the Employment Term, Executive’s Stock Options shall remain exercisable for a period of one (1) year from Executive’s Termination Date (the “Extended Exercise Period”); provided, however, the Extended Exercise Period shall not be extended beyond the original term of the Stock Option provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s outstanding and unexercised Stock Options shall be immediately cancelled.

(f) In the event the Employment Term ends pursuant to Paragraph 3(a)(i), the Company shall have no further obligations hereunder and Executive’s employment shall be at-will in accordance with Paragraph 3(a).

(g) In the event any payments or benefits received by Executive in connection with his termination of employment or otherwise (which payments shall include, without limitation, the vesting of an equity award or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (collectively, the “Total Payments”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code, or any similar tax as may hereafter be imposed (the “Excise Tax”), the provisions as attached in Exhibit D shall apply.

(h) In the event Executive’s employment is terminated by Executive due to Executive’s Retirement during the Employment Term, subject to the terms of the applicable Incentive Plan, Executive’s Stock Options that are vested as of the Termination Date shall remain exercisable for a period of one (1) year from the Termination Date (the “Extended Exercise Period”); provided, however, the Extended Exercise Period shall not be extended beyond the original term of the Stock Option provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s remaining outstanding and unexercised Stock Options shall be immediately cancelled.

(i) The Continuation Benefits Executive is eligible to receive, if any, under Paragraph 3(c) or 3(e), will cease immediately upon Executive becoming gainfully employed and being eligible for benefits at his new place of employment. Executive shall notify the Company in writing promptly after Executive’s commencement of such other employment.

(j) Executive agrees that he shall not be entitled to receive any severance fee or other benefits under this Agreement if Executive breaches any of his obligations arising under Paragraphs 8 through 10 hereof. Executive acknowledges that until a Release Agreement is timely executed, delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to make any severance payments or provide any other benefits due under this Agreement following Executive’s Termination Date or Separation from Service. Executive further acknowledges that if either or both of the following occur: (x) the Release Agreement is not timely executed and delivered to the Company, and/or (y) the applicable revocation period (if any) does not expire without revocation of the Release Agreement by Executive as provided in this Agreement, the severance payments and other benefits described in Paragraph 3(c) or 3(e) (as applicable) shall be forfeited. Any severance paid pursuant to this Agreement shall be in addition to any other compensation or benefits to which Executive may be entitled under any other plan, program or payroll practice of the Company, other than any applicable severance plan of the Company.

(k) The Company shall not be required to provide additional accruals or contributions under any retirement plan qualified under Section 401(a) of the Internal Revenue Code following Executive’s Termination Date.

(l) The provision of any severance fringe benefit as described in this Agreement shall terminate upon the death of Executive if such death occurs prior to the completion of such payments or benefits.

(m) Notwithstanding anything to the contrary herein provided, if Executive is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Termination Date, no payment or benefits under this Agreement, if and to the extent such payment or benefits constitute deferred compensation, shall be paid or provided before the date that is six (6) months after Executive’s Separation from Service (or upon Executive’s death, if earlier) (the “Delay Period”). Any deferred compensation owed to Executive during the Delay Period, and for which payment is not otherwise provided, shall be accumulated by the Company and paid to Executive on the first business day after the end of the Delay Period. The foregoing restriction on the payment of amounts to Executive during the Delay Period shall not apply to the payment of employment taxes.

4. FRINGE BENEFITS.

(a) During the Employment Term, Executive shall be entitled to participate in all health insurance and retirement benefit programs normally available to other executives of the Company holding positions similar to that of Executive (subject to all applicable eligibility rules thereof), as from time to time in effect, and Executive shall also be eligible to receive the benefits listed on Exhibit A hereto.

(b) During the Employment Term, Executive shall be entitled to paid vacation as listed in Exhibit A. Executive shall make good faith efforts to schedule such vacations so as to least conflict with the conduct of the Company’s business and shall give the Company adequate advance notice of his planned absences. Unless otherwise required by applicable law, accumulated, unused vacation time for executives of the Company is not vested and will not be paid to Executive either while employed or upon Executive’s termination of employment.

5. REIMBURSEMENTS. During the Employment Term, the Company shall reimburse Executive for all business-related expenses incurred by Executive at the Company’s direction. Executive shall submit to the Company expense reports in compliance with established Company guidelines.

6. INVENTIONS. Executive agrees, on behalf of himself, his heirs and personal representatives, that he will promptly communicate, disclose and transfer to the Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any action at any time deemed necessary by the Company to further establish such transfer) all inventions and improvements relating to Company’s business originated or developed by Executive solely or jointly with others during the term of his employment with the Company. Such inventions and improvements shall belong to the Company whether or not they are patentable and whether or not patent applications are filed thereon. Such transfer shall include all patent rights (if any) to such inventions or improvements in the United States and in all foreign countries. Executive further agrees, at the request of Company, to execute and deliver, at any time during the term of his employment with the Company or after his Termination Date, all assignments and other lawful papers (which will be prepared at the Company’s expense) relating to any aspect of the prosecution of such patent applications and rights in the United States and foreign countries.

7. EXPOSURE TO PROPRIETARY INFORMATION.

(a) Executive acknowledges and agrees that during the course of his employment by Company, he will be in continuous contact with customers, suppliers and others doing business with the Company throughout the world. Executive further acknowledges that the performance of his duties in connection with his employment with the Company will expose him to data and information concerning the business and affairs of the Company, including but not limited to information relative to the Company’s proprietary rights and technology, patents, financial statements, sales programs, pricing programs, profitability analyses and profit margin information, customer buying patterns, needs and inventory levels, supplier identities and other related matters, and that all of such data and information (collectively “the Proprietary Information”) is vital, sensitive, confidential and proprietary to Company.

(b) In recognition of the special nature of his employment with the Company, including but not limited to his special access to the Proprietary Information, and in consideration of his employment, Executive agrees to the covenants and restrictions set forth in Paragraphs 8 through 10 inclusive hereof. As used in Paragraphs 6 though 10, the term “Company” shall include, where applicable, any parent, subsidiary, sub-subsidiary, or affiliate of Company.

8. USE OF PROPRIETARY INFORMATION. Executive acknowledges that the Proprietary Information constitutes a protectable business interest of Company, and covenants and agrees that during his employment with the Company and after his Termination Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties during his employment with the Company. Executive’s obligations under this Paragraph 8 with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Executive’s obligations hereunder.

9. RESTRICTION AGAINST COMPETITION AND EMPLOYING OR SOLICITING COMPANY EMPLOYEES, CUSTOMERS OR SUPPLIERS. Executive covenants and agrees that during Executive’s employment (both during the Employment Term and thereafter, if applicable) and for the twelve month period immediately following Executive’s Termination Date (the “Restricted Period”), he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee or agent of any business, or in any other capacity, (i) engage in a business substantially similar to that which is conducted by the Company in any market area in which such business is operated; (ii) solicit any party who is or was a customer or supplier of the Company on the Termination Date or at any time during the six month period immediately prior thereto for the sale or purchase of any type or quantity of products sold by or used in the business of the Company on the Termination Date or at any time within such six month period; or (iii) solicit for employment any person who was or is an employee of the Company on the Termination Date or at any time during the twelve month period immediately prior thereto.

If at any time prior to the end of the Restricted Period, the Company determines that Executive is engaging in Competition, the Company shall have the right to immediately terminate further payments and benefits hereunder, and Executive shall reimburse the Company for the gross amount of any severance benefits previously paid pursuant to Paragraph 3 of this Agreement. In addition, upon any such breach, Executive shall pay to the Company an amount equal to the aggregate “spread” on all Stock Options exercised on or after the Termination Date (for this purpose “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised on or after the Termination Date multiplied by the difference between the closing price of the Company’s common stock on the exercise date (or if such common stock did not trade on the NASDAQ Global Select Market on the exercise date, the most recent date on which such common stock did so trade) and the option price of the Stock Option).

If Executive engages in Competition at any time during the Restricted Period, Executive shall return all payments paid under Paragraph 3, and the Company shall be entitled to enforce the return of any payments previously paid to Executive under Paragraph 3 of this Agreement.

10. RETURN OF COMPANY MATERIALS UPON TERMINATION. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, and other records or documents containing Proprietary Information prepared by Executive or coming into his possession by virtue of his employment by the Company is and shall remain the property of the Company and that upon his Termination Date, Executive shall return immediately to the Company all such items in his possession, together with all copies thereof.

11. EQUITABLE REMEDIES.

(a)	Executive acknowledges and agrees that the covenants set forth in Paragraphs 6 through 10 inclusive hereof survive the expiration of the Employment Term; are reasonable and necessary for the protection of the Company’s business interests; will cause irreparable injury to the Company if breached by Executive; and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of said covenants, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(b)	Each of the covenants in Paragraphs 6 through 10 inclusive hereof shall be construed as independent of any other covenants or other provisions of this Agreement.

(c)	In the event of any judicial determination that any of the covenants set forth in Paragraphs 6 through 10 inclusive hereof is not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

12. LIFE INSURANCE. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the Company in procuring such insurance and shall, at the request of Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies.

13. NOTICES. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by facsimile or when personally delivered, addressed as follows:

If to Company:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attention: Joseph W. Kaufmann

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661-3693

Attention: David R. Shevitz, Esq.

If to Executive, to the address most recently on file with the Company

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Paragraph 13.

14. WAIVER OF BREACHES. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in or consent to any further or succeeding breach thereof.

15. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other; provided, however, that this Agreement shall be assignable by the Company to any corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company (a “Successor Employer”), and the Company agrees to cause this Agreement to be assumed by any Successor Employer as a condition to such purchase or succession. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania.

17. SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby.

18. SOURCE OF PAYMENTS. The Benefits under this Agreement shall be unfunded, and the Company’s obligation under this Agreement shall constitute an unsecured promise of severance pay.

19. MISCELLANEOUS. Paragraph headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties and all prior obligations of the Company with respect to the employment of Executive by the Company or the payment to Executive of compensation of any kind whatsoever, including, without limitation, the Initial Agreement. No supplement or modification of this Agreement shall be binding unless in writing and signed by both parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove set forth.

/s/ Todd M. DeWitt
Todd M. DeWitt

KENSEY NASH CORPORATION

By:	/s/ Douglas E. Evans, P.E.
Title:	Chief Operating Officer

Exhibit A

Benefits

Health/prescription, dental, and vision insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Life insurance providing coverage equal to one year’s Base Salary or $200,000, whichever is less.

Short-term disability insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Long-term disability benefits at 40% of Base Salary.

Supplemental long-term disability insurance.

Three weeks annual vacation accrued at 10 hours per month. Unless otherwise required by law, accumulated, unused vacation time for executives of the Company is not vested and will not be paid to Executive either while employed or upon Executive’s Termination Date.

Six days annual personal leave.

Eleven holidays each year.

401(k) Plan.

A-1

Exhibit B

Severance Fringe Benefits

Health/prescription, dental, and vision insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

B-1

Exhibit C

For purposes of this Agreement, the following terms are defined as set forth below:

“Board” shall mean the Board of Directors of Kensey Nash Corporation.

“Cause” for termination shall be deemed to exist upon (i) a determination by the CEO that Executive has committed an act of fraud, embezzlement or other act of dishonesty which would reflect adversely on the integrity of the Company or if Executive is convicted of any criminal statute involving breach of fiduciary duty or moral turpitude; (ii) a reasonable determination by the CEO that Executive has failed to discharge his duties in a reasonably satisfactory manner which failure is not cured by Executive within thirty (30) days after delivery of written notice to Executive specifying the nature of such failure; (iii) the death of Executive; (iv) a mental or physical disability of Executive which renders Executive, in the reasonable opinion of the CEO, unable to effectively perform his duties hereunder for a substantially continuous period of one hundred eighty (180) days; or (v) Executive’s voluntary termination of his employment hereunder other than as a result of a breach of the Company’s obligations hereunder.

“Change in Control.” For the purpose of this Agreement, a “Change in Control” shall occur if:

(a)	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act (other than shareholders holding more than 20% of the Company’s voting securities as of the effective date of the Company’s Incentive Plan), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or

(b)	during any period of two consecutive years (not including any period prior to the effective date of the Company’s Incentive Plan), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least three quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c)	all or substantially all of the assets of the Company are liquidated or distributed.

“COBRA Continuation Coverage” means the medical, dental and vision care benefits that Executive and his “qualifying family members” (defined below) elect and are eligible to receive upon Executive’s Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, Executive’s “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. Notwithstanding any other provision of this Agreement to the contrary (except for Paragraph 3(i)), COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

“Competition” means, for the Payment Period, (i) employment by, being a consultant to, being an officer or director of, or being connected in any manner with, any entity or person in the business of the Company or any affiliate which competes in any market in which the Company does business, either directly or indirectly, (ii) disclosing, using, transferring or selling to any such entity any confidential or proprietary information of the Company or any affiliate, (iii) soliciting or attempting to solicit an employee or former employee of the Company for employment, (iv) diverting or attempting to divert any business or customer of the Company or any affiliate of the Company, or (v) refusing to cooperate with the Company or any affiliate of the Company by making himself available to assist the Company or any affiliate, or testify on behalf of the Company or any affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal or administrative.

“Estimated Bonus” means an amount equal to the average of the value of the cash bonuses received by Executive for the last two full fiscal years for which Executive has received such cash bonuses, if any, prior to Executive’s Termination Date.

“Good Reason” means (i) a material diminution in Executive’s base compensation as in effect as of the date of the Change in Control, (ii) a material diminution in Executive’s responsibilities as in effect as of the date of the Change in Control; or (iii) a relocation of Executive’s location of employment as of the date of the Change in Control that is more than 50 miles from such location.

“Grant Agreement” means an agreement between Executive and the Company which grants Executive a Stock Option, Restricted Stock or other equity award under an Incentive Plan.

“Performance Period” shall mean the Company’s fiscal year beginning on July 1 and ending on June 30 the following year.

“Stock Option” means a stock option granted under an Incentive Plan to Executive.

“Release Agreement” means a release agreement, in the form substantially attached as Exhibit E, releasing any and all claims arising out of Executive’s employment and termination of such employment.

“Restricted Stock” means a restricted stock award granted under an Incentive Plan to Executive.

“Retirement” shall have the meaning as set forth in the applicable Incentive Plan or, if not defined in the applicable Incentive Plan, it shall mean Executive’s termination of employment upon or after his attaining (i) age 65 or (ii) age 55 with the accrual of 10 years of service.

“Termination Date” means the date that Executive incurs a termination of employment with the Company, regardless of whether the Employment Term has expired or is still in effect.

“Separation from Service” means the date, on or following Executive’s Termination Date, that Executive incurs a “separation from service” as such term is defined under Section 409A of the Code and any applicable IRS or Treasury guidance released thereunder.

Exhibit D

Excise Tax Gross-up Payment

(1) In the event that the Total Payments (as defined in Paragraph 3(g) of the Agreement) cause Executive’s “parachute payments” within the meaning of Section 280G(b)(2) of the Code to equal or to exceed three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Trebled Base Amount”) by an amount which is not greater than 10% of the Trebled Base Amount, the Total Payments shall be reduced (or eliminated) such that no portion of the Total Payments is subject to the Excise Tax (as defined in Paragraph 3(g) of the Agreement). Reductions shall be made first to those Total Payments arising under the terms of this Agreement.

(2) In the event that the Total Payments cause the parachute payments to exceed 110% of the Trebled Base Amount, the Company shall pay to the Executive at the time specified below, an additional amount determined as set forth below (the “Gross-up Payment”). The Gross-up Payment shall be made with respect to the amount which equals 100% of the Executive’s “excess parachute payments” subject to the Excise Tax. The Gross-up Payment shall be an amount such that the net amount retained by Executive with respect to the Total Payments after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax payable by the Executive on the Gross-up Payment hereunder (provided that such amount is actually paid when due) shall be equal to the amount of the Total Payments that the Executive would retain if the Total Payments did not constitute parachute payments.

(3) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

(a) The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except that to the extent that, in the written opinion of independent legal counsel, compensation consultants or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Paragraph 3(a) above); and

D-1

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(4) The Gross-up Payment provided for above or any payment made under this Exhibit D shall be paid no later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority; provided, however, that, to the extent that such Gross-Up Payment constitutes deferred compensation under Code Section 409A that is payable on account of Executive’s Separation from Service and such Gross-up Payment is subject to the six (6) month delay provisions of Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2), such payment shall be subject to the payment delay provisions of Paragraph 3(m). In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in the Gross-up Payment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied to initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), the Company shall pay an additional Gross Up Payment and shall indemnify and hold Executive harmless in respect of such excess (plus any interest and penalties with respect to such excess) at the time that the amount of such excess is finally determined, but in no event shall any such Gross-up Payment(s) be made later than the end of Executive’s taxable year following the taxable year in which Executive remits the Excise Tax to the applicable taxing authority.

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Exhibit E

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Release Agreement”) is made by and between Kensey Nash Corporation, a Delaware corporation (the “Company”), and Todd M. DeWitt (“Executive”) to ensure the protection of the Company and its business, and the protection of the Executive, and to fully settle and resolve any and all issues and disputes arising out of Executive’s employment with and separation from the Company.

WHEREAS, Executive and the Company desire to avoid litigation and controversy and fully settle and compromise any and all claims, charges, actions, causes of action and disputed issues of law and fact that Executive has, had or may have against the Company, as of the date of this Release Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below and in the employment agreement previously entered into by and between Executive and the Company (the “Employment Agreement”), the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1. Separation Date. Executive’s employment with the Company is terminated effective             , 20     (the “Separation Date”). Executive agrees to return all Company property to the Company no later than the Separation Date. Except as specifically provided below, Executive shall not be entitled to receive any compensation or other benefits of employment following the Separation Date.

2. Consideration of Company. In consideration for the releases and covenants by Executive in this Release Agreement, the Company agrees that following the expiration of the revocation period described in Paragraph 11 below, if Executive has not exercised his right of revocation, the Company will provide Executive with the following:

[Amount to be determined in accordance with Paragraph 3 of the Employment Agreement at the time of Separation.]

3. Executive Release of Rights and Agreement Not to Sue. Executive (defined for purposes of this Paragraph 3 and Paragraphs 6-10 of the Employment Agreement as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Company, its subsidiaries and affiliates, and any of their past or present employees, agents, insurers, attorneys, administrators, officers, directors, shareholders, divisions, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the such employee benefit plans (collectively, the “Released Parties”) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, including without limitation those arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from the Company, including but not limited to claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and the Pennsylvania Wage Payment and Collection Law, in each case as such act may be amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, wages or any other matter; provided, however, that said release and agreement not to sue shall not prohibit Executive from bringing an action, proceeding or suit arising out of the Company’s breach of any representation, warranty, or obligation set forth in this Release Agreement.

4. Preservation of Employment Agreement. Notwithstanding any other provision of this Release Agreement, Executive acknowledges and agrees that the provisions of the Employment Agreement, to which this Release Agreement is attached as Exhibit E, shall remain in full force and effect, and Executive agrees to continue to be bound by the terms therein, including, but not limited to, Paragraphs 6-10.

5. No Reinstatement or Reemployment. Executive waives reinstatement and reemployment and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company, its subsidiaries, or any of their affiliates.

6. No Disparagement or Encouragement of Claims. Except as required by lawful subpoena or other legal obligation, Executive agrees not to make any oral or written statement that disparages or places the Company and its affiliates (including any of their past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, claim or complaint against the Released Parties (as defined in Paragraph 3 above). If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Paragraph 6, Executive will provide prompt written notice of that fact to the Company with a copy to Katten Muchin Rosenman LLP at the addresses provided in Paragraph 13 of the Employment Agreement, and will enclose a copy of the subpoena and any other documents describing the legal obligation.

7. Non-Admission/Inadmissibility. This Release Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Release Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and termination from the Company, and its execution and implementation may not be used as evidence and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Release Agreement.

8. Violation of Release Agreement. If Executive or the Company prevails in a legal or equitable action claiming that the other party has breached this Release Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action.

9. Severability. The provisions of this Release Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 3 is illegal, void or unenforceable, Executive agrees to execute promptly a release, waiver and/or covenant that is legal and enforceable to the extent permitted by law.

10. Governing Law and Jurisdiction. This Release Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Pennsylvania, without regard to its principles of conflicts of laws.

11. Revocation Period. Executive has the right to revoke his release of claims under the Age Discrimination in Employment Act described in Paragraph 3 (the “ADEA Release”) for up to seven days after Executive signs it. In order to do so, Executive must sign and send a written notice of his revocation decision to the Company with a copy to Katten Muchin Rosenman LLP at the addresses provided in Paragraph 13 of the Employment Agreement, and that written notice must be received by the Company no later than the eighth day after Executive signed this Release Agreement. If Executive revokes the ADEA Release, Executive will not be entitled to any of the consideration from the Company described in Paragraph 2 above.

12. Voluntary Execution of Release Agreement. Executive acknowledges that:

a.	Executive has carefully read this Release Agreement and fully understands its meaning;

b.	Executive had the opportunity to take up to twenty-one (21) days after receiving this Release Agreement to decide whether to sign it;

c.	Executive understands that the Company is herein advising him, in writing, to consult with an attorney before signing it;

d.	Executive is signing this Release Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.	everything Executive is receiving for signing this Release Agreement is described in the Release Agreement itself, and no other promises or representations have been made to cause Executive to sign it.

13. Entire Agreement. This Release Agreement contains the entire agreement and understanding between Executive and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, and understandings between the Company and Executive; provided, however, that the Employment Agreement to which this Release Agreement is attached as Exhibit E is specifically preserved in accordance with Paragraph 4 above. The terms of this Release Agreement cannot be changed except in a subsequent document signed by Executive and an authorized representative of the Company.

Kensey Nash Corporation

By:

Dated:	, 20

Todd M. DeWitt

Dated: , 20

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